NORTHEAST BANCORP
                     CONFORMED ARTICLES OF INCORPORATION


FIRST:   The name of the corporation is NORTHEAST BANCORP.

SECOND:	 The name of its Clerk, who must be a Maine resident, and the address of its registered office shall be:
         Ariel Rose Gill
         158 Court Street, Auburn, Maine  04212

THIRD: The number of directors constituting the initial board of directors of the corporation is nine, as follows:
         Gordon M. Gillies, 3 Broad St, Bethel, Maine 04217
         E. Louise Lincoln, PO Box 527, Bethel, Maine 04217
         John W. Trinward, 8 Vernon St, Bethel, Maine 04217
         Stephen W. Wight, RFD 2, Box 1688, Bethel, Maine 04217
         Edmond J. Vachon, Paradise St, Bethel, Maine 04217
         Ronald C. Kendall, PO Box 1, Bethel, Maine 04217
         Norris T. Brown, Clark St, Bethel, Maine 04217
         Philip C. Jackson, 12 Smith St, Bethel, Maine 04217
         James D. Delamater, Route 121, Oxford, Maine 04270

FOURTH:	 The board of directors is authorized to increase or decrease the number of directors. The minimum number shall be nine directors and the maximum number shall be fifteen directors.

FIFTH: SHARES - There shall be 3,000,000 authorized shares of $1.00 par value Common Stock, which may be issued by the Corporation from time to time by vote of the Board without the approval of the holders of the Common Stock. Upon payment of lawful consideration, such shares shall be deemed to be fully paid and nonassessable. Except as the Board shall have otherwise specified or except as otherwise provided by law, voting power shall be vested exclusively in the Common Stock. The holders of the Common Stock shall be entitled to one vote for each share of Common Stock owned. Dividends, as declared by the Board out of lawfully available funds, shall be payable on the Common Stock subject to any rights or preferences of the Preferred Stock.

         There shall be 1,000,000 authorized shares of $1.00 par value Preferred Stock which may be issued from time to time in one or more series as may be determined by the Board of Directors of the Corporation. Each series of Preferred is to be distinctly designated to distinguish the shares in the series from the shares of all other series and classes. The relative rights and preferences of the Preferred Stock and the variations of rights and preferences between different series of Preferred Stock may be fixed and determined by the Board of Directors by resolution or resolutions adopted prior to the issuance of any shares of a particular series of Preferred Stock. All shares of Preferred shall be identical except as to the following relative rights and preferences, as to which there may be variations between different series:

         a. The rate of dividend;

         b. Whether shares may be redeemed and, if so, the redemption price and the terms and conditions of redemption;

         c. The amount payable upon shares in event of voluntary and involuntary liquidation;

         d. Sinking fund provisions, if any, for the redemption or purchase of shares;

         e. The terms and conditions, if any, on which shares may be converted;
            or

         f. Voting rights, if any.

         Upon any liquidation, dissolution or winding up of the affairs of the Corporation, whether voluntary or involuntary, holders of Common Stock are entitled to receive pro rata the remaining assets of the Corporation after the holders of Preferred Stock have been paid in full any sums to which they may be entitled.

         There shall be no cumulative voting for Directors or otherwise.


                    II.  INTERNAL AFFAIRS OF THE CORPORATION
                    ________________________________________

         Section 1. (a) Number, Qualifications and Term of Office.
         _________________________________________________________
         Subject to the	provisions hereof relating to the initial Board, the
         number of directors of the corporation shall be no less than 9 and no more than 15. The exact number of Directors within the minimum and maximum limitations specified in the preceding sentence shall be fixed from time to time by the Board pursuant to a resolution adopted by the majority of the entire Board. No decrease in the number of directors constituting the Board shall shorten the term of any incumbent director. At the 1988 annual meeting of Shareholders, the Directors shall be divided into three classes as nearly equal in number as possible with the term of office of the first class to expire at the 1989 annual meeting of Shareholders, the term of office of the second class to expire at the 1990 annual meeting of Shareholders and the term of office of the third class to expire at the 1991 annual meeting of the Shareholders. At each annual meeting of Shareholders following such initial classification and election, Directors elected to succeed those Directors whose terms expire shall be elected for a three year term of office to expire at the third succeeding annual meeting of Shareholders after their election. Directors need not be Shareholders or residents of the State of Maine.

         (b) Vacancies.
         ______________
         Any vacancy in the Board caused by death, resignation, retirement, disqualification, removal or other cause, shall be filled by a majority vote of the remaining Directors, though less than a quorum.
         A Director so chosen shall hold office for the unexpired term of their predecessors in office. Any Directorship to be filled by reason of an increase in the authorized number of directors may be filled by the Board for a term of office continuing only until the next election of Directors by Shareholders.

         (c) Removal of Directors.
         _________________________
         At any meeting of Shareholders called expressly for the purpose, any Director may be removed from office by the affirmative vote of the holders of seventy-five percent (75%) of the shares entitled to vote or if removal is for cause, then by a majority of the shares then entitled to vote. For "cause" shall mean a final adjudication by a court of competent jurisdiction that the Director (i) is liable for negligence or misconduct in the performance of his duty, (ii) guilty of a felony conviction, or (iii) has failed to act or has acted in a manner which is in derogation of the Director's duties.

         (d) Nomination of Directors.
         ____________________________
         In addition to the right of the Board to make nominations for the election of Directors, nominations for the election of Directors may be made by any Shareholder entitled to vote for the election of Directors if that Shareholder complies with all of the following provisions:

         a. Advance notice of such proposed nomination shall be received by the Secretary of the Corporation not less than thirty (30) days nor more than sixty (60) days prior to any meeting of the Shareholders called for the election of the Directors; provided, however, that if fewer than fourteen (14) days' notice of the meeting is given to Shareholders, such written notice of a proposed nomination shall be received not later than the close of the tenth day following the day on which the notice of the meeting was mailed to Shareholders.

         b. Each notice shall set forth (i) the name, age, business address and, if known, residence address of each nominee proposed in such notice, (ii) the principal occupation or employment of each such nominee; and (iii) the number of shares of stock of the Corporation which are beneficially owned by each such nominee. In addition, the Shareholder making such nomination shall promptly provide any other information reasonably requested by the Corporation.

         c. The nomination made by a Shareholder may only be made in a meeting of the Shareholders of the Corporation called for the election of Directors at which such Shareholder is present in person or by proxy, and can only be made by a Shareholder who has complied with the notice provisions of (a) and (b) above.

         d. The Chairman of the meeting may in his discretion determine and declare to the meeting that a nomination was not made in accordance with the foregoing procedures, and if he should so determine, he shall so declare to the meeting and the defective nomination shall be disregarded.

         Section 2.  Voting for Business Combinations.
         _____________________________________________
         (a) Neither the Corporation nor any subsidiary of which the Corporation owns at least a majority of the equity securities ordinarily entitled to vote for the election of Directors ("Subsidiary"), shall be a party to any of the transactions specified herein (a "Business Combination") or enter into any agreement providing for any Business Combination unless the conditions specified in (b), (c) and (d) below shall have been satisfied:

         (i) any merger or consolidation (whether in a single transaction or a series of related transaction) other than a merger or consolidation of the Corporation and any of its subsidiaries or a merger or consolidation of any subsidiaries of the Corporation; or

         (ii) any sale, lease, exchange, transfer or distribution of all or substantially all or a substantial portion of the property or assets of the Corporation or any of its subsidiaries, including its goodwill; or

         (iii) the issuance of any securities, or of any rights warrants or options to acquire any securities of the Corporation or any of its subsidiaries, to any Shareholders other than by stock dividend declared and paid to all Shareholders of the Corporation or pursuant to an employee stock ownership plan or an employee stock option plan established by the Corporation; or

         (iv) any reclassification of the stock of the Corporation or any of its subsidiaries or any recapitalization or other transaction (other than a redemption of stock) which has the effect, directly or indirectly, of increasing the proportionate share of stock of the Corporation or any of its subsidiaries held by any person; or

         (v) the dissolution of the Corporation or any subsidiary thereof or any partial or complete liquidation of the Corporation or any subsidiary thereof.

         (b) The vote of the holders of at least eighty percent (80%) of the outstanding shares entitled to vote for the election of Directors shall be required to approve or authorize any Business Combination to which the Corporation or any Subsidiary is party unless the aggregate of the cash and fair market value of the consideration to be paid to all the holders of the Common Stock of the Corporation in connection with the Business Combination (when adjusted for stock splits, stock dividends, reclassification of shares or otherwise) shall be equal to the highest price per share paid by the other party or parties to the Business Combination (the "Acquiring Party") in acquiring any of the Corporation's Common Stock; provided however, that the consideration to be paid to the holders of the Common Stock of the Corporation shall be in the same form as that paid by the Acquiring Party in acquiring the shares of the Common Stock held by it except to the extent that any Stockholder of the Corporation shall otherwise agree.

         (c) Subject to the provisions in (b) above, the vote of the holders of at least seventy-five percent (75%) of the outstanding shares entitled to vote for the election of Directors shall be required to approve or authorize any Business Combination to which the Corporation or any Subsidiary is a party unless the Business Combination shall have been approved by at least two-thirds (2/3) of the Directors of the Corporation who are not affiliated with, or Shareholders of, the Acquiring Party.

         In connection with the exercise of its judgment in determining what is in the best interests of the Corporation and of the Shareholders, when evaluating a Business Combination or a proposal by another person or persons to make a Business Combination or a tender or exchange offer, the Board may, in addition to considering the adequacy of the amount to be paid in connection with any such transaction, consider all of the following factors and other factors which it deems relevant: (i) the social and economic effects of the transaction on the Corporation and its subsidiaries, employees, depositors, loan and other customers, creditors and other elements of the communities in which the Corporation and its subsidiaries operate or are located; (ii) the business and financial condition and earnings prospects of the acquiring person or persons, including but not limited to debt service and other existing financial obligations, financial obligations to be incurred in connection with the acquisition, and other likely financial obligations of the acquiring person or persons, and the possible effect of such conditions upon the Corporation and its subsidiaries and the other elements of the communities in which the Corporation and its subsidiaries operate or are located; and (iii) the competence, experience and integrity of the acquiring person or persons and its or their management.

         (d) In the event that all of the conditions set forth in (b) and (c) above are met, the Corporation or any Subsidiary may enter into any Business Combination under the terms and conditions specified in the Maine Business Corporation Act.

         (e) 	The affirmative vote of the holders of at least eighty percent
         (80%) of all of the shares of the Corporation entitled to vote for the election of Directors shall be required to amend or repeal, or to adopt any provisions in contravention of or inconsistent with this
         Section 2, notwithstanding the fact that a lesser percentage may be specified by law.

         Section 3.  Special Meetings and Consent Meetings.
         __________________________________________________
         Special meetings of the Shareholders may be called by the Chairman, President, the Board, or by the Secretary upon written request of the holders of not less than ten percent (10%) of all the shares entitled to vote.

         Section 4.  Acquisition of Stock.
         _________________________________
         (a)  Restrictions on Offers and Acquisitions.
         _____________________________________________
         For a period of five (5) years from the effective date of the conversion, no person shall directly or indirectly offer to acquire or acquire the beneficial ownership of (i) more than ten percent (10%) of the issued and outstanding shares of any class of an equity security of the Corporation; (ii) more than ten percent (10%) of any class of securities convertible into, or exercisable for, any class of an equity security of the Corporation; (iii) any securities convertible into, or exercisable for, any equity securities of the Corporation if assuming conversion or exercise by such person of all securities of which such person is the beneficial owner which are convertible into, or exercisable for, such equity securities (but of no securities convertible into, or exercisable for, such equity securities of which such person is not the beneficial owner), such person would be the beneficial owner of more than ten percent (10%) of any class of an equity security of the Corporation.

         For the same five year period, each share beneficially owned in violation of the foregoing percentage limitation, as determined by the Board, shall not be voted by any person or counted as voting shares in connection with any matter submitted to the shareholders for a vote.

         For the purposes of this Section 4:

         (i) The term "person" shall mean and include any individual, group acting in concert, Corporation, partnership, or other organization or entity, together with its affiliates and associates; and

         (ii) The term "offer" includes every offer to buy or acquire, solicitation of an offer to sell, tender offer for, or request or invitation for tenders of, a security (including, without limitation, shares of any class of capital stock of the Corporation) or interest in a security for value.

         (iii) The term "conversion" shall mean the completed process whereby Bethel Savings, FSB Bank will be converted from a federally chartered mutual savings bank to a federally charted stock savings bank and Bethel Bancorp shall become the holding company for Bethel Savings Bank, FSB.

         (b) Exclusion for Underwriters, Directors, Officers and Employees.
         __________________________________________________________________
         The restriction contained in this Section 4 shall not apply to any
         offer	with a view toward public resale made exclusively to the
         Corporation or	the underwriters or a selling group acting on its
         behalf. In addition, the Directors, Officers and employees of the Corporation or any subsidiary thereof shall not be deemed to be a group with respect to their individual acquisition of equity stock of the Corporation.

         (c) Readoption of Restriction by Shareholders.
         ______________________________________________
         This Section 4 may be readopted for additional one-year or longer periods by vote of the holders of a majority of the outstanding voting shares present or represented at a duly convened annual or special meeting of Shareholders of the Corporation.

         (d) Exception in Cases of Advance Approval.
         ___________________________________________
         This Section 4 shall not apply to any offer or acquisition referred to in (a) above if such offer or acquisition was approved in advance of such offer or acquisition by two-thirds (2/3) of the entire Board utilizing the standard set forth in Section 2(c).

         (e) Enforcement of this Section 4.
         __________________________________
         The Corporation may by law or by resolution of the Directors adopt such provisions or resolutions as are necessary to provide for the enforcement of this Section 4.

         (f) Amendments of this Section 4.
         _________________________________
         Notwithstanding any other provisions of these Articles of Incorporation or the By-Laws of the Corporation, and notwithstanding the fact that some lesser percentage may be specified by law, this
         Section 4 shall not be amended, altered, changed or repealed without:

         a.  the affirmative vote of two-thirds (2/3) of the Board; and

         b. the affirmative vote by the holders of at least two-thirds (2/3) of the outstanding shares entitled to vote.

         This vote shall be in addition to any vote of the Preferred Stock as may be required by the provisions of any series thereof or applicable by law.

         The readoption of Section 4 for additional one-year or longer periods, as provided in (c) above, shall not be an amendment, alteration or
         change for the	purposes of this paragraph.

         Section 5.  Amendments.
         _______________________
         (a)   Amendments to Articles of Incorporation.
         ______________________________________________
         Except as otherwise provided for in the Articles above, the affirmative vote of the holders of at least two-thirds (2/3) of all of the shares of the Corporation entitled to vote for the election of Directors, shall be required to amend or repeal, or to adopt any provision in contravention of or inconsistent with these Articles notwithstanding the fact that a lesser percentage may be specified by law.

         (b) Amendments to By-Laws.
         __________________________
         The By-Laws of the Corporation may be amended at any time by the affirmative vote of a majority of the entire Board, subject to repeal, change or adoption of any contravening or inconsistent provision only by vote of the holders of at least two-thirds (2/3) of all the shares entitled to vote on the matter at a meetings expressly called for that purpose.

         Section 6.  Right of Shareholders Following Control Transaction.
         ________________________________________________________________
         The provisions of Me. Rev. Stat. Ann. Title 13-A, Section 910 shall not be applicable to the Corporation.

                                    SUMMARY

        The aggregate par value of all authorized shares (of all classes) having a par value is $4,000,000. The total number of authorized shares (of all classes) without par value is zero shares.

SIXTH:  Meetings of the shareholders may be held outside the State of Maine.

SEVENTH:There are no preemptive rights.

                     	RESOLUTION OF THE BOARD OF DIRECTORS
                              OF BETHEL BANCORP
                 ESTABLISHING THE RIGHTS AND PREFERENCES OF THE
                     CONVERTIBLE PREFERRED STOCK, SERIES A.

     WHEREAS, Bethel Bancorp (the "Corporation") has entered into a Stock Purchase Agreement dated as of September 17, 1990 (the "Stock Purchase Agreement") by and between the Corporation and Square Lake Holding Corporation (the "Purchaser"), pursuant to which the Corporation will sell, and the Purchaser will buy, certain shares of the Corporation's Series A Preferred Stock, as defined below (the "Stock Purchase"); and

     WHEREAS, the Corporation intends to effect the Stock Purchase in part through the designation and issuance of such preferred stock; and

     WHEREAS, the Articles of Incorporation of the Corporation (the "Articles") authorize the issuance of up to 1,000,000 shares, $1.00 par value per share, of preferred stock and the Board of Directors of the Corporation has the authority to issue preferred stock in one or more series and to fix and determine the relative rights and preferences of the shares of any series of preferred stock so established, including the rate of dividend, whether shares of such series may be converted or redeemed, and, if so, the terms and conditions of conversion or redemption, the amount payable upon shares in event of voluntary and involuntary liquidation with respect to shares of such series, sinking fund provisions, if any, for the redemption or purchase of shares of such series, voting rights, if any, and the number of shares constituting any series without any further action by shareholders of the Corporation.

     NOW, THEREFORE, BE IT RESOLVED THAT a series of preferred stock shall be established with the following terms, rights and preferences:

     1.  Designation.
     ________________
     Forty Five Thousand Four Hundred Fifty Four (45,454) shares of the preferred stock of the Corporation are hereby constituted as a series of preferred stock, designated as Convertible Preferred Stock, Series A (hereinafter called the "Series A Preferred Stock"). The number of shares of Series A Preferred Stock may not be increased but may be decreased by a resolution duly adopted by the Board of Directors, but not below the number of shares of Series A Preferred Stock then outstanding.

     2.  Dividends.
     ______________
     Holders of shares of the Series A Preferred Stock shall be entitled to receive cumulative cash dividends, when, as and if declared by the Board of Directors of the Corporation out of funds legally available therefor, payable at a rate equal to the prime rate of the First National Bank of Boston,as announced by such bank from time to time (or if such rate is no longer announced or available, the prime rate of some other national bank headquartered in Boston, Massachusetts to be designated by the Board of Directors of the Corporation), less two percent (2%), provided however, that in no event shall such rate be less than seven percent (7%) per annum based on $22.00 value per share. Dividends shall be cumulative and shall be determined and payable quarterly on the first day of January, April, July and October in each year. The dividend earned in the period from the issue date to the first quarterly payment date will be prorated. If the dividend accrued on the Series A Preferred Stock for any dividend period shall not have been paid or set apart in full for the Series A Preferred Stock, the aggregate deficiency shall be cumulative and shall be fully paid or set apart for payment before any dividends shall be paid upon or set apart for payment on any class of common stock of the Corporation. Accumulations of dividends on the Series A Preferred Stock shall not bear interest. No dividends shall be paid upon, or declared or set apart for, any shares of Series A Preferred Stock if the Board of Directors shall have failed duly and lawfully to declare and pay in full all accumulated dividends required to be paid to the holders of the Series A Preferred Stock for all past dividend periods.

     3.  Amount Payable on Liquidation.
     __________________________________
     The amount per share to which the holders of the shares of Series A Preferred Stock shall be entitled to receive for purposes of paragraph (c) of
Part I of Exhibit B to the Articles is $22.00 per share, plus an amount equal to all dividends (whether or not earned or declared) accrued and unpaid thereon to the date of final distribution, before any payment and distribution shall be made to the holders of any class of common stock of the Corporation.

     4.  Conversion.
     _______________
    	(a) At the option of the holder, any share of Series A Preferred Stock (a "Share") may, at any time, be converted into shares of the Common Stock of the Corporation (the "Common Stock") as hereinafter provided. In order to exercise the conversion privilege, the holder of any Share to be converted shall surrender such Share to the Corporation, together with the conversion notice in the form provided on the Shares duly executed. As promptly as practicable after the surrender of such Share for conversion as aforesaid, the Corporation shall issue and shall deliver to such holder, or on his written order, a certificate or certificates for the number of full shares of Common Stock issuable upon the conversion of such Share or portion thereof and a check or cash in respect of any fraction of a share of Common Stock issuable upon such conversion. Such conversion shall be deemed to have been effected on the date on which such notice shall have been received and such Share shall have been surrendered as aforesaid, and the person or persons in whose name or names any certificate or certificates for shares of Common Stock shall be issuable upon such conversion shall be deemed to have become on said date the holder or holders of record of the shares represented thereby; provided however, that any such surrender on any date when the stock transfer books of the Corporation shall be closed shall constitute the person or persons in whose name or names the certificates are to be issued as the record holder or holders thereof for all purposes on the next succeeding day on which such stock transfer books are open. In the event the holder of any Share elects to exercise the conversion privilege as to any Shares, he shall be required to exercise such privilege as to the lesser of 100 Shares or all Shares beneficially owned by such shareholder.

     (b) The Corporation shall not be required to issue fractions of shares of Common Stock upon conversion of Shares. If more than one Share shall be surrendered for conversion at any time by the same holder, the number of full shares which shall be issuable upon conversion thereof shall be computed on the basis of the aggregate number of the Shares so surrendered. If any fractional interest in a share of Common Stock would be deliverable upon the conversion of any Share or Shares, the Corporation shall make an adjustment therefor in cash equal to the same fraction of the current market price of the Common Stock (as defined in Section 4(e) (4)).

     (c) The conversion ratio in the case of conversion pursuant to Section 4(a) shall be one (1) share of the Corporation's common stock for one (1) share of the Series A Preferred Stock.

     (d)  The Corporation shall at the time of conversion pursuant to Section 4
(a) pay to the holder of record of any share of Series A Preferred Stock any dividend accrued and unpaid on the Series A Preferred Stock. No dividends shall be paid or set apart for payment on any class of Common Stock of the Corporation or, in the case of optional conversion, on any remaining shares of Series A Preferred Stock unless all accrued and unpaid dividends due to the former holders of Series A Preferred Stock have been fully paid or set apart for payment.

     (e)  The conversion ratio shall be adjusted from time to time as follows:

          (1) In case the Corporation shall (i) pay a dividend in shares of its Common Stock, (ii) subdivide its outstanding shares of Common Stock,
     (iii) combine its outstanding shares of Common Stock into a smaller number of shares, or (iv) issue by reclassification of its shares of Common Stock any shares of stock of the Corporation, the conversion privilege and conversion ratio in effect immediately prior thereto shall be adjusted so that the holder of any Share thereafter surrendered for conversion shall be entitled to receive the number of shares of Common Stock which he would have owned or have been entitled to receive after the happening of any of the events described above, had such Share been converted immediately prior to the record date for such dividend or the effective date of such other event, as the case may be.

          (2) In case the Corporation shall issue rights or warrants to all holders of shares of its Common Stock entitling them (for a period expiring within 45 days of the record date mentioned below) to subscribe for or purchase shares of Common Stock at a price per share less than the current market price per share of Common Stock (as defined in subdivision
     (4) below) on the record date mentioned below, the conversion ratio shall be adjusted so that the same shall equal the ratio determined by multiplying the conversion ratio in effect immediately prior to the date of issuance of such rights or warrants by a fraction of which the numerator shall be the number of shares of Common Stock outstanding on the date of issuance of such rights or warrants plus the number of additional shares of Common Stock offered for subscription or purchase and of which the denominator shall be the number of shares of Common Stock outstanding on the date of issuance of such rights or warrants plus the number of shares of Common Stock which the aggregate exercise price of the shares of Common Stock called for by all such rights or warrants, would purchase at such current market price. Such adjustment shall become effective immediately after the record date for the determination of stockholders entitled to receive such rights or warrants.

          (3) In case the Corporation shall distribute to all holders of shares of its Common Stock evidences of its indebtedness or securities or assets (excluding cash dividends, or dividends payable in shares of Common Stock) or rights to subscribe (excluding those referred to in subdivision
     (2) above), then in each such case the conversion ratio shall be adjusted so that the same shall equal the ratio determined by multiplying the conversion ratio in effect immediately prior to the date of such distribution by a fraction of which the numerator shall be the current market price per share (determined as provided in subsection (4) below) of the Common Stock on the record date mentioned below plus the then current fair market value (as determined by the Board of Directors of the Corporation, whose determination shall be conclusive) of the portion of the assets or evidences of indebtedness so distributed or of such subscription rights applicable to one share of Common Stock, and the denominator shall be such current market price per share of the Common Stock.

          (4)  For the purpose of any computation under	subdivisions (2) and
     (3) above, the current market price per share of Common Stock at any date
     shall be deemed to be the	average of the closing bid and asked prices as
     reported by the National Association of Securities Dealers Automated Quotation System on the last business day immediately preceding the day in question.

          (5) Except as herein otherwise provided, no adjustment in the conversion ratio shall be made by reason of the issuance, in exchange for cash, property or services, of shares of Common Stock, or any securities convertible into or exchangeable for shares of Common Stock, or carrying the right to purchase any of the foregoing.

     (f) In case of any reclassification or change of outstanding shares of Common Stock (other than a change in par value, or from par value to no par value, or from no par value to par value, or as a result of a subdivision or combination), or in case of any consolidation of the Corporation with one or more other corporations (other than a consolidation in which the Corporation is the continuing corporation and which does not result in any reclassification or change of outstanding shares of Common Stock), or in case of the merger of the Corporation into another corporation, or in case of any sale or conveyance to another corporation of the property of the Corporation as an entirety or substantially as an entirety, the Corporation, or such successor or purchasing corporation, as the case may be the holder of each Share then outstanding shall have the right to convert such Share into the kind and amount of shares of stock and other securities and property receivable upon such reclassification, change, consolidation, merger, sale or conveyance by a holder of the number of shares of Common Stock into which such Share might have been converted immediately prior to such reclassification, change, consolidation, merge, sale or conveyance.

     (g) The Corporation shall at all times reserve and keep available out of its authorized but unissued shares, for the purpose of effecting the conversion of the Shares, such number of its duly authorized shares of Common Stock as shall from time to time be sufficient to effect the conversion of all outstanding Shares.


     If any shares of Common Stock reserved or to be reserved for the purpose of the conversation of Shares hereunder require registration with or approval of any governmental authority under any federal or state law before such shares may be validly issued upon conversion, then the Corporation covenants that it will in good faith and as expeditiously as possible endeavor to secure such registration or approval, as the case may be.

     The Corporation covenants that all shares of Common Stock which may be issued upon conversion of Shares shall upon issue be fully paid and non-assessable by the Corporation and free from all taxes, liens and charges with respect to the issue thereof.

     (h) If, and whenever, any event not specified herein occurs which, in the opinion of the Board of Directors of the Corporation, requires a change in the conversion ratio of the Shares or in the property deliverable upon conversion of the Shares, in order to carry out the purposes of these conversion provisions, said Board of Directors will direct such change in the manner, or as nearly as may be in the manner, provided for other changes therein.

     5.  Shares to be Retired.
     _________________________
     All shares of Series A Preferred Stock converted to Common Stock of the Corporation pursuant to Section A herein shall be retired and shall be restored to the status of authorized but unissued shares of preferred stock, without designation as to series, and may thereafter be issued, but not as shares of Series A Preferred Stock.

     6.  Voting Rights.
     __________________
     (a) Except as hereinafter in this Section 6 expressly provided for and as otherwise from time to time required by the laws of the State of Maine, the holders of the outstanding Series A Preferred Stock shall have the right, voting as a single class with the holders of the Corporation's Common Stock, to vote on all matters presented for a shareholder vote. Each holder of Series A Preferred Stock shall be entitled to one vote for each share held.

     So long as any shares of Series A Preferred Stock remain outstanding, the consent of the holders of at least a majority of the shares of Series A Preferred Stock outstanding at the time (voting separately as a class with all other affected series of Preferred Stock ranking on a parity with the Series A Preferred Stock either as to dividends or the distribution of assets upon liquidation, dissolution or winding up and upon which like voting rights have been conferred and are exercisable) given in person or by proxy either in writing or at any special or annual meeting called for the purpose, shall be necessary to permit, effect or validate any one or more of the following:

          (i) the authorization, creation or issuance of a new class or series of stock having rights, preferences or privileges prior to the shares of the Series A Preferred Stock as to dividends or the distribution of assets upon liquidation, dissolution or winding up, or any increase in the number of authorized shares of any class or series having rights, preferences or privileges prior to the shares of Series A Preferred Stock as to dividends or the distribution of assets upon liquidation, dissolution or winding up; and

          (ii)  the amendment, alteration or repeal, whether by	merger,
     consolidation or otherwise, of any of the provisions of Articles of Incorporation of the Corporation or of this resolution which would materially and adversely affect any right, preference, privilege or voting power of the Series A Preferred Stock or of the holders thereof; provided, however, that any increase in the amount of authorized common stock or authorized preferred stock or the creation and issuance of other series of common stock or preferred stock, in each case ranking on a parity with or junior to the Series A Preferred Stock with respect to the payment of dividends and the distribution of assets upon liquidation, dissolution or winding up, shall not be deemed to materially and adversely affect such rights, preferences, privileges or voting powers.

     (b) For the purposes of this Section, a new class or series of stock shall not be considered to have rights, preferences or privileges prior to the shares of the Series A Preferred Stock solely by reason of a difference in the dividend rate payable on such new class or series.